Exhibit 99.1


 Acadia Realty Trust Announces Filing of Shelf Registration Statement


    NEW YORK--(BUSINESS WIRE)--April 24, 2003--Acadia Realty Trust (NYSE: AKR - the "Company"), a real estate investment trust and owner and operator of primarily supermarket-anchored shopping centers, today announced the filing of a Form S-3 shelf registration statement with the Securities and Exchange Commission, which will permit the Company, from time to time, to offer and sell up to $75 million of common or preferred shares of beneficial interest.
    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state.
    Acadia Realty Trust, headquartered on Long Island, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns (or has interests in) and operates 62 properties totaling approximately nine million square feet, located primarily in the Eastern United States.
    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.
    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com


    CONTACT: Acadia Realty Trust
             Jon Grisham, 516/767-8830 ext. 342